Exhibit 99.1

Codexis, Inc.
200 Penobscot Drive
Redwood City, CA 94063
Tel: 650.421.8100
www.codexis.com

Codexis Announces Chief Business Officer Departure

Redwood City, CA – June 21, 2012 – Codexis, Inc. (NASDAQ: CDXS), a developer of industrial enzymes to enable the cost-advantaged production of biofuels, bio-based chemicals and pharmaceutical intermediates, today announced that Joe Sarret has resigned as Senior Vice President and Chief Business Officer, effective August 3, 2012.

“We thank Joe for his many contributions to Codexis,” said John Nicols, President and Chief Executive Officer of Codexis. “Under Joe’s leadership, Codexis has established successful collaborations with several leading global companies. We are grateful for his leadership, and we all wish Joe the best in his future endeavors.”

“The Codexis team and its core technology platform are a powerful combination. I am confident that Codexis products and technology will continue to make a significant impact in our target markets,” said Dr. Sarret. “I wish my Codexis colleagues every success.”

About Codexis, Inc.

Codexis, Inc. is a developer of industrial enzymes to enable the cost-advantaged production of biofuels, bio-based chemicals and pharmaceutical intermediates. Codexis’ product lines include CodeXyme™ Cellulase Enzymes and CodeXol™ Detergent Alcohol. Partners and customers include global leaders such as Shell, Merck and Pfizer. For more information, see www.codexis.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to the impact of Codexis’ products and technology on its target markets. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and could materially affect actual results. Factors that could materially affect actual results include our need for substantial additional capital in the future in order to expand our business, our dependence on our collaborators and various challenges to the feasability of the production and commercialization of biofuels and bio-based chemicals derived from cellulose. Additional factors that could materially affect actual results can be found in Codexis’ Quarterly Report on Form 10-Q for the period ended March 31, 2012 filed with the Securities and Exchange Commission on May 10, 2012, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Contacts:

Investors: Wes Bolsen, ir@codexis.com, 650-421-2356

Media: media@codexis.com

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